Free Writing Prospectus

Dated November 27, 2012

Filed Pursuant to Rule 433

Registration Statement No. 333-180069

FleetCor Announces Secondary Offering by Selling Stockholders and Repurchase of its Common Stock

NORCROSS, Ga., November 27, 2012 — FleetCor Technologies, Inc. (NYSE: FLT) today announced that selling stockholders have agreed to sell 4.5 million shares of FleetCor common stock in an underwritten offering. FleetCor will not sell any shares in the offering and will not receive any proceeds from the offering.

Citigroup will act as sole underwriter for the offering.

In addition, FleetCor announced that it has entered into a share repurchase agreement with certain of the selling stockholders pursuant to which it intends to repurchase up to 4 million additional shares of its common stock for up to $200 million from such selling stockholders concurrently with the closing of the underwritten offering of 4.5 million shares. The share repurchase will be effected in a private transaction at a price per share equal to the price paid by the underwriter in the underwritten offering. FleetCor expects to fund the purchases with borrowings under its credit facilities. The closing of the share repurchase is contingent on the closing of the offering. The closing of the offering is not contingent on the closing of the share repurchase.

A shelf registration statement (including prospectus) relating to the shares is effective with the Securities and Exchange Commission. Before you invest, you should read the prospectus and other documents filed with the Securities and Exchange Commission for more complete information about FleetCor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement, when available, may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about FleetCor’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements can be identified by the use of words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology. Examples of forward-looking statements in this press release include statements relating to the anticipated share repurchase. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement, such as the risks and uncertainties identified under the caption “Risk Factors” in FleetCor’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 29, 2012. FleetCor believes these forward-looking statements are reasonable; however, forward-looking statements are not a guarantee of performance, and undue reliance should not be placed on such statements. The forward-looking statements included in this press release are made only as of the date hereof, and FleetCor does not undertake, and specifically disclaims, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

About FleetCor

FleetCor is a leading global provider of fuel cards and workforce payment products to businesses. FleetCor’s payment programs enable businesses to better control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in North America, Latin America, and Europe. For more information, please visit www.fleetcor.com.

Contact:

Investor Relations

investor@fleetcor.com

770-729-2017